Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated February 14, 2005, except as to Note 15 which is as of August 26, 2005 relating to the financial statements of Huron Consulting Group, Inc. which appears in such Registration Statement.

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated July 15, 2005 relating to the financial statements of Speltz & Weis LLC which appears in such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, Illinois

January 24, 2006